Exhibit 99.7

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the Registration Statement on Form S-4 of Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), to be filed with the U.S. Securities and Exchange Commission (as it may be amended from time to time, the “Registration Statement”), relating to the proposed business combination (the “Business Combination”) with Old Glory Holding Company, a Delaware corporation, pursuant to which OGB Financial Company will become the publicly traded company.

The undersigned hereby consents to:

(a) the references made to the undersigned in the Registration Statement and the related proxy statement/prospectus as having consented to serve as a director of OGB Financial Company effective upon the completion of the Business Combination; and

(b) the filing of this consent as an exhibit to the Registration Statement.

Date: May 29, 2026

/s/ Joseph Meade
Joseph Meade